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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)


                           VIKING CAPITAL GROUP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                CLASS "A" COMMON
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   92676E 20 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                FEBRUARY 4, 2004
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).








     Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


                               Page 1 of 5 pages

CUSIP No.  92676E 20 8
           -----------

--------------------------------------------------------------------------------
1.   Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only)

                          G. David Henry
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)  [_]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization       USA
--------------------------------------------------------------------------------
  Number of    5.   Sole Voting Power
   Shares      -----------------------------------------------------------------
Beneficially   6.   Shared Voting Power          10,811,723
  Owned by     -----------------------------------------------------------------
    Each       7.   Sole Dispositive Power
  Reporting    -----------------------------------------------------------------
Person With:   8.   Shared Dispositive Power     10,811,723
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person    10,811,723
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9        16.9%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)


     IN
--------------------------------------------------------------------------------








                               Page 2 of 5 pages

Item 1(a).  Name of Issuer:

            VIKING CAPITAL GROUP, INC.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            5420 LBJ FREEWAY  SUITE 300  DALLAS, TX  75240
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

            G. DAVID HENRY
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            2611 KELLIWOOD LAKES DR., KATY, TX 77450
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            USA
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            CLASS "A" COMMON
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            92676E 20 8
            --------------------------------------------------------------------

Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.
     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.
     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.
     (d) [_] Investment company registered under Section 8 of the Investment Company Act.
     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


                                Page 3 of 5 pages

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

         10,811,723
         ----------------------------------------------------------------------
     (b) Percent of class:

         16.9%
         ----------------------------------------------------------------------
     (c) Number of shares as to which such person has:

         (i)  Sole power to vote or to direct the vote
                                                       -----------
         (ii) Shared power to vote or to direct the vote  10,811,723
                                                         -----------
         (iii)Sole power to dispose or to direct the disposition of
                                                                    ----------
         (iv) Shared power to dispose or to direct the disposition of 10,811,723
                                                                      ----------

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [_].


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         -----------------------------------------------------------------------

Item 8.  Identification and Classification of Members of the Group.

         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

         -----------------------------------------------------------------------

                               Page 4 of 5 pages

Item 10.  Certifications.

     (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        February 6, 2004
                                        ----------------------------------------
                                                        (Date)


                                        /s/ G. David Henry
                                        ----------------------------------------
                                                      (Signature)


                                        G. David Henry - Individual
                                        ----------------------------------------
                                                      (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).







                               Page 5 of 5 pages